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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
STANDARD PARKING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2005

STANDARD PARKING CORPORATION

April 1, 2005

Dear Fellow Stockholder:

        You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Standard Parking Corporation to be held on April 27, 2005, at 4:00 p.m., local time, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611.

        Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and the proxy statement. A copy of our Annual Report is also enclosed with these materials.

        You may submit your proxy by returning the enclosed proxy card. If you submit your proxy before the meeting and subsequently decide to attend the meeting in person, you may still vote in person at the meeting. For further information regarding the matters to be voted upon at the Annual Meeting, I urge you to read the accompanying proxy statement carefully.

        Whether you intend to vote in person or by proxy, please let us know whether you plan to attend the Annual Meeting by informing us when you submit your proxy, as indicated in your proxy instructions. Please note that if you plan to attend the Annual Meeting but your shares are held in a name other than your own (for example, if your shares are held by a broker in "street name"), then certain steps, described in the accompanying proxy statement, will be required for you to be admitted into the meeting.

        If you have any questions concerning the meeting, please contact Standard Parking's Investor Relations Team at investor_relations@standardparking.com. For questions regarding your stock ownership, you may contact our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716 or www.wellsfargo.com/com/shareowner_services.

        Thank you for your ongoing support and continued interest in Standard Parking Corporation.

Very truly yours,

James A. Wilhelm President and Chief Executive Officer

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	April 27, 2005
Time	4:00 p.m., local time
Place	The Whitehall Hotel 105 East Delaware Place Chicago, Illinois 60611
Proposals	Election of our directors Appointment of independent auditors
Record Date	March 4, 2005
Voting Methods	Written ballot—Complete and return a proxy card In person—Attend and vote at the meeting

        Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of Directors knows of no other proposals or matters to be presented.

        This proxy statement is accompanied by a copy of the annual report to stockholders.

On behalf of the Board of Directors:

Robert N. Sacks, Executive Vice President, General Counsel and Secretary April 1, 2005

PROXY STATEMENT

GENERAL INFORMATION

        The Board of Directors (the "Board") of Standard Parking Corporation (the "Company") is soliciting your proxy for use at the 2005 Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 27, 2005. These proxy materials are first being sent to stockholders beginning on or about April 1, 2005.

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2004 accompanies this proxy statement. Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

        Standard Parking is a leading national provider of parking facility management services. We provide on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. We manage approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada. In addition, we manage parking-related and shuttle bus operations serving more than 60 airports.

        Our website address is www.standardparking.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the "SEC"). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Code of Business Conduct, our Code of Ethics for Certain Executives, Anti-Fraud Program and the charters of each of the Board's committees. We do not intend for information made available through our website to be part of this proxy statement.

        You also may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

        Standard Parking Corporation's headquarters is located at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@standardparking.com.

        We use the terms "Standard Parking," the "Company," "we," "our" and "us" in this proxy statement to refer to Standard Parking Corporation and its consolidated subsidiaries, unless the context otherwise requires.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

        We will hold the Annual Meeting at 4:00 p.m., local time, on April 27, 2005, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

        The Board has set March 4, 2005 as the record date for the Annual Meeting. All persons who were registered holders of Standard Parking's common stock at the close of business on that date are stockholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on that date, there were 10,478,003 shares of common stock outstanding.

        Each stockholder of record will be entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

        You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates James A. Wilhelm and Robert N. Sacks to vote your shares in accordance with the voting instructions you indicate in your proxy.

        If you submit your proxy designating James A. Wilhelm and Robert N. Sacks as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board's recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then James A. Wilhelm and Robert N. Sacks will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

        You may submit your proxy by mailing us a proxy card. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., local time, on April 25, 2005.

        Once you have submitted your proxy, you may revoke your proxy before it is voted at the Annual Meeting by sending a written notice to our Secretary at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Any such notice must be received by 5:00 p.m., local time, on April 26, 2005. If you wish to revoke your submitted proxy card and submit new voting instructions, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 5:00 p.m., local time, on April 26, 2005, or you can revoke your proxy in person and vote your shares at the meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.

        Your vote is very important to us. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

        If your shares are not registered in your name but in the "street name" of a bank, broker or other holder of record (a "nominee"), then your name will not appear in Standard Parking Corporation's register of stockholders. Those shares are held in your nominee's name, on your behalf, and your nominee will be entitled to vote your shares. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

        The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For purposes of determining a quorum, abstentions and broker "non-votes" are counted as represented. A "non-vote" occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

        For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a majority of the votes cast. There is no cumulative voting in the appointment of directors. The appointments of the eight director nominees will be considered and voted upon as separate proposals. Abstentions and broker "non-votes" will not affect the voting results.

Proxy Solicitation

        Standard Parking Corporation will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail solicitation may be made by certain of our directors, officers and selected other Standard Parking employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Wells Fargo Shareowner Services, our transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2004 Audited Financial Statements

        Copies of the financial statements for our year ended December 31, 2004 are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement. You may also access these materials through our website at www.standardparking.com.

PROPOSAL NO. 1:    ELECTION OF DIRECTORS

        The first proposal scheduled to be voted on at the meeting is the election of our directors. Our Board currently consists of eight members who are elected annually. The Nominating & Corporate Governance Committee of our Board has recommended, and our Board has nominated, Charles L. Biggs, Karen M. Garrison, John V. Holten, Gunnar E. Klintberg, Leif F. Onarheim, A. Petter Østberg, Robert S. Roath and James A. Wilhelm to serve as our directors. Each of these nominees is currently serving as a member of our Board and will serve a one-year term.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF
THE BOARD'S EIGHT NOMINEES.

        If you submit your proxy designating James A. Wilhelm and Robert N. Sacks as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the election of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

        Set forth below are the biographies of our director nominees.

Charles L. Biggs Age: 64 Board Committees: Audit, Compensation (Chair)	Mr. Biggs has served as a director since June 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, he held various management positions, including National Director of Strategy Services for Deloitte's strategy arm and chairman of Deloitte/Holt Value Associates. He has served as a director of Qwest Communications International Inc. since April 2004 and is a member of their audit committee. He is also on the advisory committee of CABC, a technology firm in Dallas, Texas. Mr. Biggs earned his B.S. degree in Industrial Management from Kent State University.
Karen M. Garrison Age: 56 Board Committees: Audit, Nominating & Corporate Governance (Chair)
Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2003. In her 25 years with Pitney Bowes, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is a director and member of the audit committee of North Fork Bank. She received her B.S. degree in Accounting from Rollins College in 1983 and her M.B.A. degree from the Florida Institute of Technology in 1986.
John V. Holten Age: 48 Chairman of the Board Board Committees: Compensation, Nominating & Corporate Governance
Mr. Holten has served as a director and our Chairman of the Board of Directors since 1989. Mr. Holten is the sole manager of Steamboat Industries LLC and the sole managing director of Steamboat Industries N.V. Steamboat Industries LLC, along with Steamboat Industries N.V. (Steamboat Industries LLC owns 100% of the common stock of Steamboat Industries N.V.) has been our majority stockholder since May 2004. Steamboat Industries LLC was established in, and Steamboat Industries LLC acquired 100% of the common stock of Steamboat Industries N.V. in, May 2004. Mr. Holten has also served as a director and chairman of the board of directors of AP Holdings, Inc., our parent company until May 2004, since April 1989. Mr. Holten has also served as the chairman and chief executive officer of Holberg Industries, Inc. since 1989. Holberg Industries, Inc. was our indirect parent until March 2001. Mr. Holten received his M.B.A. degree from Harvard University in 1982 and graduated from the Norwegian School of Economics and Business Administration in 1980.

Gunnar E. Klintberg Age: 56
Mr. Klintberg has served as a director since 1989 and as Vice President since 1998. Mr. Klintberg is the vice chairman of Steamboat Holdings, Inc. Mr. Klintberg has also been a director and vice chairman of Holberg Industries, Inc. since 1989. Mr. Klintberg has also served as a vice president and director of AP Holdings, Inc. since April 1989 and as vice chairman and secretary since May 2004. Mr. Klintberg received his B.A. degree from Dartmouth College in 1972 and a degree in Business Administration from the University of Uppsala, Sweden in 1974.
Leif F. Onarheim Age: 70
Mr. Onarheim has served as a director since June 2004. He was a director of Holberg Industries, Inc. from 1989 to July 2004 and a director of Steamboat Holdings, Inc. from 2000 to March 2005. He was elected as a member of the Parliament of the Kingdom of Norway in 2001. Mr. Onarheim is also the Chairman of Lovenskiold Vaekero (since 2001), AHW A/S (since 2000) and Thommessen & Co AS (since 2003). He served for 10 years as managing director and chief executive officer of Nora Industries before its merger with Orkla ASA in 1991, and served as chairman of the merged Orkla Group after the merger until 1992. In 1996, Mr. Onarheim was elected chairman of NHO, Norway's largest association of business and industry, where he served until 2000. Mr. Onarheim graduated from the Norwegian School of Economics and Business Administration in 1960.
A. Petter Østberg Age: 43 Board Committees: Compensation, Nominating & Corporate Governance
Mr. Østberg has served as a director since June 2004. He joined Holberg Industries in 1994 and is currently a senior vice president and Holberg Industries' chief financial officer. Mr. Østberg was a vice president of the Company and AP Holdings, Inc. from October 1999 until January 2001. Mr. Østberg became a senior vice president and chief financial officer of AP Holdings, Inc. in May 2004. Mr. Østberg received his B.A. degree in International Relations and Economics from Tufts University in 1985, and his M.B.A. degree from Stanford University Graduate School of Business in 1989.

Robert S. Roath Age: 62 Board Committees: Audit (Chair)
Mr. Roath has served as a director and the chair of our Audit Committee since June 2004. He has been chairman of the advisory board to L.E.K. Consulting, a stockholder-value consulting firm, since May 1997. Mr. Roath retired as chief financial officer and senior vice president of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital Communications Corporation since May 1997 and is chairman of the audit committee, chairman of the finance committee and a member of the compensation committee. Mr. Roath is also a member of the advisory board of the Robert H. Smith School of Business at the University of Maryland. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and is a CPA in New York.
James A. Wilhelm Age: 51
Mr. Wilhelm has served as our president since September 2000 and as our chief executive officer and a director since October 2001. Mr. Wilhelm served as executive vice president—operations from March 1998 to September 1999, and he served as senior executive vice president and chief operations officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of Standard Parking Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Communicating with the Board

        The Board welcomes your questions and comments. If you would like to communicate directly with our Board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. All appropriate communications and concerns will be forwarded to our Board or our independent directors as a group, as applicable.

Board Meetings and Committees

        The Board expects that its members will diligently prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with Standard Parking's management team and operations, as a basis for discharging their oversight responsibilities. During 2004, the Board held three meetings. Each of the directors who served during 2004 attended 100% of the Board meetings held after their service on the Board commenced and meetings of any Board committee on which he or she served during 2004.

        The Board maintains an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor

Relations page at www.standardparking.com. The Audit Committee charter is attached to this proxy statement as Exhibit A.

Director Independence and Controlled Company Status

        The Board has determined that three of its outside directors—Mr. Biggs. Mr. Roath and Ms. Garrison—satisfy the independence requirements of applicable federal law and the Nasdaq rules. Although the Nasdaq rules generally require Nasdaq-traded companies to have a board of directors comprised of a majority of independent directors, a "controlled company" is exempt from this requirement. Our parent company, Steamboat Industries LLC, and its affiliates (including Mr. Holten), collectively control more than 50% of the voting power of the Company and, accordingly, Standard Parking is an exempt controlled company. We rely on the "controlled company" exception to the board of directors and committee composition requirements under the Nasdaq rules. Pursuant to this exception, we are exempt from the rule that requires that our board of directors be composed of a majority of "independent directors," and we are exempt from the rules that require our Compensation Committee and Nominating & Corporate Governance Committee to be composed solely of "independent directors" as defined in the Nasdaq rules. The "controlled company" exception does not modify the independence requirements for our Audit Committee composition which complies with the Sarbanes-Oxley Act and the Nasdaq independence rules for audit committees. The independent directors meet from time to time in connection with Audit Committee meetings at which only independent directors are present. Three such meetings occurred since June 2004 when the Audit Committee was constituted following our initial public offering.

        The Board determined that, given Mr. Onarheim's and Mr. Østberg's relationship with Mr. Holten and his affiliates, our controlling stockholder, they may not be considered independent (although Mr. Onarheim is considered an outside director). Messrs. Klintberg and Wilhelm are not considered independent because they are officers of Standard Parking.

Committees

        Our Board maintains three standing committees: Audit, Compensation, and Nominating & Corporate Governance, each of which was constituted in June 2004 following our initial public offering.

  Audit Committee

        The Audit Committee was established by the Board for the purpose of overseeing Standard Parking's accounting and financial reporting processes and audits of our financial statements, in accordance with Section 10A(m) of the Exchange Act. The Audit Committee members are Charles L. Biggs and Karen M. Garrison and Robert S. Roath (who serves as Chair). The Board has determined that each of its members meets the financial literacy and independence requirements of the Nasdaq National Market, and that Ms. Garrison and Messrs. Biggs and Roath each qualify as an "audit committee financial expert" for purposes of the rules and regulations of the SEC. Standard Parking does not limit the number of audit committees on which its Audit Committee members may serve. Mr. Biggs currently serves on the audit committee of Qwest Communications International Inc., Ms. Garrison currently serves on the audit committee of North Fork Bank and Mr. Roath serves as the chair of the audit committee of InterDigital Communications Corporation. The Board will continue to monitor and assess the audit committee memberships of its Audit Committee members on a regular basis.

        The Audit Committee's primary duties and responsibilities are to:

  •
  review and discuss with management and the independent auditors our annual audited financial statements, our quarterly financial statements and reports, and any releases, information or guidance related thereto;

  •
  appoint or replace our independent auditors and approve all audit engagement fees and terms for the Company and its subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management's response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

  •
  review and monitor any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit;

  •
  review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and review and discuss with our auditors the responsibilities, budget and staffing of our internal audit function;

  •
  discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Business Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; oversee the maintenance of an internal audit function; and

  •
  prepare a report to be included in our proxy statement and provide other regular reports to the Board.

        The Audit Committee held six meetings in 2004, two of which were held by teleconference.

  Compensation Committee

        The Compensation Committee consists of three directors: Charles L. Biggs (who serves as Chair), John V. Holten and A. Petter Østberg. Mr. Biggs is the only independent director on this committee. The Compensation Committee's primary duties and responsibilities are to:

  •
  assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives; links total compensation with business objectives and organizational performance; and provides competitive total compensation opportunities at a reasonable cost;

  •
  act on behalf of the Board in setting executive compensation policy, administer compensation plans approved by the Board and stockholders, and make decisions or develop recommendations for the Board with respect to the compensation of key executives;

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  review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

  •
  review and approve corporate goals and objectives relevant to the CEO's compensation, evaluate the CEO's performance in light of those goals and objectives, and determine the CEO's compensation level based on this evaluation; evaluate the CEO's and other key executives' compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the CEO or other executive in past years; and

  •
  prepare a report to be included in our proxy statement and provide other regular reports to the Board.

        The Compensation Committee held one meeting in 2004.

  Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee consists of three directors: Karen M. Garrison (who serves as Chair), John V. Holten and A. Petter Østberg. Ms. Garrison is the only independent director on this committee. The Nominating & Corporate Governance Committee's primary duties and responsibilities are to:

  •
  have general responsibility for Board selection, including the identification of qualified candidates for Board membership;

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  recommend to the Board the directors to serve on each committee of the Board;

  •
  develop and recommend to the Board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to the Board for its approval; and

  •
  provide reports to the Board.

        The Nominating & Corporate Governance Committee is a new committee that did not meet in 2004, but has met in the first quarter of 2005 via teleconference.

        Each of the foregoing nominees is currently serving as one of our directors. Messrs. Holten, Klintberg and Wilhelm were elected by consent when we were a privately held company, and Messrs. Biggs, Onarheim, Østberg and Roath and Ms. Garrison were appointed to the Board upon the consummation of our initial public offering in June 2004.

        In evaluating candidates for Board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate's skills and expertise will make with respect to guiding and overseeing Standard Parking's strategy and operations. This committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of the Board.

        To date, all of the Board's independent directors have been identified with the assistance of a professional search firm specializing in this type of work. Others are individuals known to Board members through business or other relationships. In the future, potential candidates will be interviewed by members of the Nominating & Corporate Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee will then be conducted by the entire Board.

        While the Nominating & Corporate Governance Committee has not adopted a specific policy regarding the consideration of stockholder nominees for directors, if you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel and Secretary.

REPORTS OF THE COMMITTEES OF THE BOARD

Report of the Audit Committee

        The Audit Committee of the Board is primarily responsible for the oversight of the quality and integrity of the Company's accounting and reporting practices and controls, and its financial statements and reports; compliance with legal and regulatory requirements; the independent auditors' qualifications and independence; and the performance of the Company's internal audit function and independent auditors. A complete description of the Committee's function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

        The Audit Committee, which was authorized in May 2004 and constituted in June 2004 after our initial public offering, met six times during 2004 and routinely reported its activities to the full Board. At these meetings, this committee met with senior members of management (typically including the Company's CEO, CFO, principal accounting officer and its general counsel), director of internal audit, and the Company's independent auditors. Because 2004 was the first year that the Audit Committee was formed with three new independent directors, much of the attention of the Audit Committee has been concentrated on understanding our business and our financial statements as well as getting acquainted with management and the other directors. In addition, the Audit Committee focused on several topics, including:

            (i)  the oversight of the Company's Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project;

           (ii)  a review and assessment of the Company's internal audit, controllership and finance functions;

          (iii)  a review of the Company's risk management efforts, including its insurance and the Company's compliance program and related investigations;

          (iv)  discussions with Ernst & Young LLP and management of accounting topics, discussions concerning proposed rules of the Public Company Accounting Oversight Board, and a review of the Company's critical accounting policies;

           (v)  monitoring the processes by which the Company's CEO and CFO certify the information contained in the Company's quarterly and annual filings;

          (vi)  reviewing and approving the Company's policy regarding the retention of auditors and considering and approving such retentions as appropriate;

         (vii)  reviewing the Company's approach toward establishing reserves;

        (viii)  reviewing and discussing with management each of the Company's quarterly financial statements beginning with the second quarter of 2004 and the audited financial statements of the Company for 2004, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement of Auditing Standards Board Standard No. 61, as amended, "Communication with the Audit Committee," and the Company's related press releases in connection with its quarterly reports; and

          (ix)  discussing with Ernst & Young LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussing its independence and related issues.

        As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of the Company's audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC and presentation to the Company's stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as the Company's independent auditors to serve until the 2006 annual meeting of stockholders, and that the Board submit this appointment to the Company's stockholders for approval at the Annual Meeting.

  THE AUDIT COMMITTEE

  Robert S. Roath (Chair)
  Charles L. Biggs
  Karen M. Garrison

Report of the Compensation Committee

  Background

        The Compensation Committee (the "Committee") of the Board was established in June 2004 in conjunction with the Company's initial public offering. For 2004 and prior years, the base salaries and performance-based compensation incentive targets for the Company's senior management was established at the beginning of the year by the Board in accordance with the Company's historical practices.

  Committee Responsibilities

        The Committee assists the Company in defining and setting a total compensation policy for its executives that supports the Company's overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance, and provides competitive total compensation opportunities at a reasonable cost. A complete description of the Committee's function may be found in its charter, a copy of which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

  Compensation Philosophy and Policies for Executive Officers

        The Company's compensation program for its senior executive officers consists of base salary, performance-based incentive compensation payments and stock options.

        Base Salary.    The Company's goal is to compensate its senior executives at competitive levels that enable the Company to attract and retain executives who are best able to support the Company's short and long-term objectives.

        Performance-Based Compensation.    The Company maintains a performance-based compensation program that is intended to reward its executives for performance that enhances the Company's profitability. This compensation component is also designed to attract and retain executives as part of their overall compensation package.

        In 2004, senior executives with operations responsibility were rewarded based on the profitability of the Company's operations in their assigned regions and, to a lesser extent, the profitability of the Company as a whole, as well as on their success in areas impacting the Company's prospects for long-term financial performance.

        Stock Options.    In conjunction with the IPO, the Company granted stock options to its senior executives as disclosed in the Company's prospectus and as reflected in the options table in this Proxy Statement. The exercise price of those options is $11.50 per share, which was the offering price of the Company's stock at the time of the IPO. In most cases the options vest at the end of a three-year period from the date of the award. Because the options have value to the holders only if the

Company's stock price has appreciated at the time those options vest as compared to the stock's market price at the time of the IPO, the Company believes that the executives holding such options are properly focused on enhancing shareholder value over a substantial period of time. In addition to the stock options granted at the time of the IPO, certain key executives also hold additional options to purchase the Company's common stock granted under the Long-Term Incentive Plan. These options were originally granted to them under the Company's 2001 Stock Option Plan and were converted into options to purchase common stock under the Company's new plan at the time of the IPO.

  Review of All Components of CEO Compensation

        The Committee has reviewed all components of the CEO's compensation, including base salary, performance-based compensation, stock option grants, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to the Company of all perquisites and other personal benefits, and the Company's payout obligations to the CEO under several potential severance scenarios. A tally sheet and related materials setting forth all the above components were prepared and reviewed affixing dollar amounts under the various payout scenarios. All of these components were fixed prior to the formation of this Committee.

  The Committee's Conclusion

        The Committee, in its review, found it necessary and appropriate to increase the CEO's annual rate of base salary by $70,000. The change to the CEO's compensation has been disclosed on Form 8-K filed on March 7, 2005. The Sixth Amendment to Mr. Wilhelm's Executive Employment Agreement setting forth the new terms of his compensation has been filed with the SEC as an exhibit to the Company's Form 8-K filed on March 7, 2005 as Exhibit 10.4.

  Our Committee Meetings

        Prior to the first Committee meeting each year, the CEO's proposed compensation is distributed to the members of the Committee. At the first Committee meeting during the year, the CEO's proposed compensation is reviewed and analyzed in the context of all the components of his total compensation, and members then have the opportunity to ask for additional information and to raise and discuss further questions. A vote is then taken at the first meeting unless the discussion is continued at a second committee meeting, after which a vote is taken.

  Internal Pay Equity

        The Committee believes that the relative difference between CEO compensation and the compensation of the Company's Executive Vice Presidents has not increased significantly over the years. The comparisons in the Company's internal pay equity study go back to 2002, which was Mr. Wilhelm's first full year performing his responsibilities as CEO, and the percentage differences are not significantly different today from then. Over the period reviewed, our CEO's total compensation has been in the range of 1.36 to 1.76 times the compensation of the next highest paid executive officer.

  THE COMPENSATION COMMITTEE

  Charles L. Biggs (Chair)
  John V. Holten
  A. Petter Østberg

Report of the Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee of the Board is primarily responsible for: (1) assessing and selecting/ nominating (or recommending to the Board for its selection/nomination) qualified candidates for Board membership; (2) recommending to the Board the directors to serve on each committee of the Board; and (3) developing, reviewing and recommending corporate governance guidelines and changes thereto. A complete description of the Committee's function may be found in its charter, as revised and approved by the Board in May 2004, a copy of which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

        This committee did not meet during 2004, but has met in the first quarter of 2005. At this meeting, this committee:

            (i)  as part of its planning for the next year, assessed the composition of the Board;

           (ii)  reviewed current Board committee membership, assessed the composition of each committee and made determinations related to the appropriate membership for each committee;

          (iii)  considered whether Mr. Roath meets the criteria to be considered an "audit committee financial expert" and, applying such criteria, recommended to the Board that it conclude that he is an audit committee financial expert; and

          (iv)  considered the standards set forth by the Nasdaq regarding director independence, reviewed the Company's standards for director independence, assessed each outside director's independence based upon the standards and made recommendations to the Board regarding each outside director's independence.

        This committee will continue to assess the needs of the Board and, as the need arises, will engage in a search for new or additional members. It will also continue to develop a corporate governance model and focus on ensuring that the Company's governance model promotes the efficient and thorough governance of the Company for its benefit and that of its stockholders.

  THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE

  Karen M. Garrison (Chair)
  John V. Holten
  A. Petter Østberg

PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has recommended the appointment of Ernst & Young LLP as the independent auditors to audit our consolidated financial statements for the year ending December 31, 2005 and our stockholders are asked to approve the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2005.

        We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT
OF ERNST & YOUNG LLP.

INDEPENDENT AUDITORS' FEES AND OTHER MATTERS

Independent Auditors' Fees

        The following table describes fees for professional audit services rendered by Ernst & Young LLP, Standard Parking's principal accountant, for the audit of our annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2003	2004
	(in thousands)
Audit Fees(1)	$336,750	$406,250
Audit Related Fees(2)	44,178	282,750
Tax Fees(3)	268,900	419,250
All Other Fees(4)	25,000	—
Total	$674,828	$1,108,250

(1)
Audit Fees include the aggregate fees paid by Standard Parking during the year indicated for professional services rendered by Ernst & Young LLP for the audit of Standard Parking Corporation's annual financial statements and review of financial statements included in Standard Parking's Forms 10-Q and Form 10-K.

(2)
Audit Related Fees include the aggregate fees paid by Standard Parking during the year indicated for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Standard Parking Corporation's financial statements and not included in Audit Fees, including review of registration statements and issuance of consents. Also included in Audit Related Fees are fees for interpretation and implementation of new accounting pronouncements, internal control review, general accounting advice and opinions related to various employee benefit plans. For 2003, Audit Related Fees consist of $28,378 for accounting consultations and agreed upon procedures and $15,800 for the 401(k) audit. For 2004, Audit Related Fees consist of $254,950 for review of our Form S-1 registration statement, $21,750 for the 401(k) audit and $6,050 for accounting consultations.

(3)
Tax Fees include the aggregate fees paid by Standard Parking during the year indicated for professional services rendered by Ernst & Young LLP for assistance with debt restructuring, tax compliance, tax advice and tax planning. For 2003, Tax Fees consist of fees for assistance with debt restructuring of $185,600, filing of our Form S-1 registration of $59,800, and review of state, federal and foreign tax returns of $23,500. For 2004, Tax Fees consist of $395,000 for our Form S-1 registration and recapitalization and $24,250 for the review of state, federal and foreign tax returns.

(4)
All Other Fees include the aggregate fees paid by Standard Parking during the year indicated for products and services provided by Ernst & Young LLP, other than the services reported above, including information technology risk assessments and due diligence reviews. For 2003, All Other Fees consist of fees related to an information technology risk assessment of $25,000. There were no Other Fees for 2004.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Pursuant to its pre-approval policy and procedures, the Board of Directors was responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Standard Parking and its independent auditors. Upon its formation in June 2004, our Audit Committee assumed this responsibility. Ernst & Young LLP's engagement to conduct the audit of Standard Parking Corporation for 2004 was approved by the Audit Committee on September 21, 2004. Additionally, each permissible audit and non-audit engagement or relationship between Standard Parking and Ernst & Young LLP entered into since December 1, 2002 has been reviewed and approved by the Board or the Audit Committee, as provided in our pre-approval policies and procedures.

        We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2004 audit of Standard Parking Corporation's financial statements for the most recently completed year was performed by permanent full-time employees and partners of Ernst & Young LLP.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

        The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the three years ended December 31, 2004 by our chief executive officer and each of our four most highly compensated executive officers (other than the chief executive officer) serving as executive officers at the end of 2004. These persons are referred to, collectively, as the "named executive officers."

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options/SARs (#)(2)	All Other Compensation ($)(3)
James A. Wilhelm President and Chief Executive Officer	2004 2003 2002	530,005 530,005 530,005	120,696 57,000 37,870	— — —	34,782.6 — 78,457.1	37,503 16,378 14,347
Michael K. Wolf Executive Vice President, Chief Administrative Officer, Associate General Counsel	2004 2003 2002	375,268 385,958 381,899	73,900 44,643 36,500	— — —	8,260.9 — 31,782.8	56,603 23,761 22,588
Steven A. Warshauer Executive Vice President—Operations	2004 2003 2002	333,411 324,660 316,582	91,835 52,116 48,555	— — —	8,260.9 — 31,782.8	4,583 4,315 4,000
G. Marc Baumann Executive Vice President, Chief Financial Officer, Treasurer	2004 2003 2002	324,707 297,452 256,342	101,171 54,868 82,119	— — —	8,260.9 — 31,782.8	96,173 97,483 116,714
Robert N. Sacks Executive Vice President, General Counsel	2004 2003 2000	271,491 259,183 241,738	81,350 47,350 78,081	— — —	8,260.9 — 31,782.8	12,832 9,125 15,797

(1)
In accordance with SEC rules, amounts totaling less than the lesser of $50,000 or 10% of salary and bonus have been omitted.

(2)
The amounts shown in this column for 2002 reflect options to purchase our common stock under our Long-Term Incentive Plan, which converted from options to purchase preferred stock under our 2001 Stock Option Plan in connection with our initial public offering in June 2004. As a result of this offering, each of the options vested, and we recorded $2.3 million non-cash compensation expense relating to the vesting of these options.

(3)
The amounts shown in this column for 2004 reflect contributions by us under our 401(k) plan in the following amounts: Mr. Wilhelm ($4,100); Mr. Wolf ($4,100); Mr. Warshauer ($4,100); Mr. Baumann ($4,100); and Mr. Sacks ($3,528). In addition, the amount reflects insurance premium payments made in 2004 on behalf of Mr. Wilhelm ($33,403) and on behalf of Mr. Sacks ($9,304) which are being used primarily to fund supplemental retirement payments for each of them. The amount also includes premium payments made in 2004 for insurance policies on behalf of Mr. Wolf ($52,503) and Mr. Baumann ($40,540), which are intended to provide supplemental insurance benefits. Finally, the amount includes $51,533 in loan forgiveness for Mr. Baumann for housing differential for 2004 related to a loan granted in 2001.

Stock Options

        The following table sets forth information regarding stock options granted to the named executive officers during the year ended December 31, 2004. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

  •
  Multiplying the number of shares of common stock underlying each option by the indicated exercise price per share.

  •
  Assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option.

  •
  Subtracting from that result the total option exercise price.

  •
  Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

        The percentage of total options granted is based on an aggregate of options to purchase 160,935.94 shares of our common stock granted by us to our employees, including the named executive officers, during the year ended December 31, 2004. Unless otherwise indicated, options were granted with an exercise price equal to or higher than the fair market value of our common stock, as determined in good faith by our Board at the time of the grants.

Option Grants In Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
	Individual Grants(1)(2)
		% of Total Options Granted to Employees During Period
Name	Number of Securities Underlying Options Granted		Exercise Price Per Share	Expiration Date
					5%	10%
James A. Wilhelm	34,782	21.6	$11.50	05/26/14	$251,553	$637,486
G. Marc Baumann	8,260	5.1	$11.50	05/26/14	59,739	151,390
Robert N. Sacks	8,260	5.1	$11.50	05/26/14	59,739	151,390
Steven A. Warshauer	8,260	5.1	$11.50	05/26/14	59,739	151,390
Michael K. Wolf	8,260	5.1	$11.50	05/26/14	59,739	151,390

(1)
These options to purchase the Company's common stock were granted pursuant to our Long-Term Incentive Plan at the pricing of our initial public offering. The exercise price was the fair market value of our common stock on the date of grant. The options were granted for a ten-year period beginning on the date of grant.

(2)
Does not include options to purchase shares of our Series D preferred stock granted under our 2001 Stock Option Plan that were converted into options to purchase our common stock under out Long-Term Incentive Plan at the time of our initial public offering in June 2004. We recorded a $2.3 million non-cash compensation expense relating to the vesting of these options at the time of our initial public offering.

Fiscal Year-End Option Values

        The following table presents information regarding the named executive officers concerning unexercisable options held as of December 31, 2004. No named executive officer exercised any options during 2004. The value of unexercised in-the-money options is based on a price of $15.34 per share, the closing sales price for our common stock on December 31, 2004 as quoted on the Nasdaq National Market, minus the per share exercise price, multiplied by the number of shares underlying the option.

	Number of Securities Underlying Unexercised Options at December 31, 2004
			Value of Unexercised In-The-Money Options at December 31, 2004
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
James A. Wilhelm	79,457.1	34,782.0	$715,114	$133,563
G. Marc Baumann	31,782.8	8,260.0	286,045	31,718
Robert N. Sacks.	31,782.8	8,260.0	286,045	31,718
Steven A. Warshauer	31,782.8	8,260.0	286,045	31,718
Michael K. Wolf	31,782.8	8,260.0	286,045	31,718

Compensation Committee Interlocks and Insider Participation

        Our compensation committee was formed in June 2004. During 2004 none of our executive officers served as a member of the compensation committee of another entity. Mr. Wilhelm participates in deliberations with the Board and the Compensation Committee concerning executive compensation from time to time.

Compensation of Outside Directors

        Charles L. Biggs, Karen M. Garrison, Leif F. Onarheim and Robert S. Roath, collectively referred to in this proxy statement as "outside directors," have been awarded a one-time stock grant worth $25,000, $20,000 in cash as an annual retainer (pro rata in 2004), $25,000 worth of options or a $25,000 grant of common stock annually granted at the market price (starting in 2004 and not pro rated) and $2,000 for each Board or Committee meeting that they attend. The Chair of the Audit Committee will receive an additional annual retainer of $10,000, and the chair of the Nominating & Corporate Governance Committee and of the Compensation Committee will receive an additional retainer of $5,000 per year (pro rata in 2004). Other than with respect to reimbursement of expenses, we do not currently intend to pay additional compensation to directors who are our employees or officers or who are employees or officers of Steamboat Industries LLC or its subsidiary.

        In addition, Steamboat Industries LLC, our parent company, and Leif F. Onarheim have entered into a Phantom Stock Appreciation Right Agreement dated September 21, 2004, pursuant to which Steamboat Industries LLC has granted to Mr. Onarheim the right to participate in the potential price appreciation of 25,000 shares of our common stock to the extent the value of each share exceeds $6.34, subject to certain adjustments. The right may be exercised after November 27, 2006 and before May 27, 2014. We are not a party to this agreement.

Employment Contracts

        We have employment agreements with each of our named executive officers. These agreements fix each of the officers' minimum base compensation and the annual salary for each as of April 1, 2005 is as follows: Mr. Wilhelm—$600,000, Mr. Warshauer—$395,000, Mr. Wolf—$375,606, Mr. Baumann—$335,989 and Mr. Sacks—$300,127. Each of the named executive officers is entitled to an annual bonus based on corporate performance set annually. In addition, Mr. Wilhelm is entitled to reimbursement for country club initiation fees and monthly dues. The agreements also provide for reimbursement of travel and other expenses in connection with their employment.

        As of April 1, 2005, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Wilhelm—April 30, 2007, Mr. Warshauer—December 31, 2006, Mr. Wolf—March 26, 2007, Mr. Baumann—October 1, 2006, and Mr. Sacks—March 30, 2007. In general, Messrs. Wolf, Wilhelm, Warshauer, Baumann and Sacks are subject to standard confidentiality agreements. Each of the named executive officers is also subject to non-competition agreements and, with the exception of Mr. Sacks, non-solicitation agreements for a minimum of 12 months following termination of their respective employment agreements. Mr. Wilhelm is subject to a five-year non-solicitation agreement regarding customers and employees.

        If Mr. Wilhelm's employment is terminated for any reason, we are obligated to pay him or his estate, as applicable, an amount equal to his base salary earned through the date of termination plus accrued but unused vacation pay and other benefits earned through the date of termination. In addition, we are required to make the following payments to Mr. Wilhelm:

  •
  if his termination occurs for any reason other than cause, or he voluntarily terminates his employment without good reason as defined in his employment agreement, a payment equal to $600,000 payable in equal monthly installments for 60 months;

  •
  if we terminate him for cause, a payment equal to $100,000 payable in equal monthly installments for 60 months;

  •
  if we terminate him without cause and not because of performance reasons, or he voluntarily terminates his employment with good reason, as defined in his employment agreement, a payment equal to the product of five times the sum of his current annual salary, plus the amount of any annual bonus paid to him for the preceding year, minus $600,000, payable in equal monthly installments over a 60-month period commencing on the date of termination.

        Mr. Wilhelm is also party to a Deferred Compensation Agreement with us which provides him with an annual retirement benefit equal to $112,500 to begin upon his retirement at age 65 and continue for a period of 15 years thereafter or, if earlier, until his death. If Mr. Wilhelm's employment with us is terminated (other than as a result of his disability) prior to his attaining age 65, he shall not be entitled to any benefits under the Deferred Compensation Agreement. Pursuant to the terms of his employment agreement, if Mr. Wilhelm's employment is terminated (other than for cause or performance reasons) prior to his attaining age 55, he has the right to purchase certain annuity policies from us for the greater of (i) the cash value of the policies or (ii) the aggregate amount of premiums paid by us on such policies. If Mr. Wilhelm's employment is terminated after he attains age 55 (other than for cause or performance reasons), he may elect to have the policies assigned to him or he may elect to have us maintain the policies, provided that the cost of maintaining such policies shall be Mr. Wilhelm's obligation (subject to a contribution on our part for any year beyond age 55 and prior to age 65 during which Mr. Wilhelm continues to be employed by us). If Mr. Wilhelm's employment is terminated at any time as a result of his disability, he may elect to have one hundred percent (100%) of our ownership interest in the annuity policies assigned to him or require us to maintain the policies, with the cost of such maintenance to be borne by us. Notwithstanding the foregoing, if Mr. Wilhelm's employment is terminated as the result of his death prior to his attainment of age 65 or he dies prior to his acquiring ownership in the annuity policies, we shall pay his beneficiary the full death benefits payable under the policies as reduced by the greater of (i) the total premiums paid by us in connection with such policies or (ii) the present value of future benefits provided by such policies.

        Each of our employment agreements with Messrs. Wolf, Warshauer, Baumann and Sacks is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. If the employment of Messrs. Wilhelm, Wolf, Warshauer, Baumann or Sacks is terminated by reason of their disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Wolf, Warshauer, Baumann or Sacks by us without cause, we must pay them their annual base salary and annual bonuses through the end of their then-current employment period and provide the executive and/or his family with certain other benefits.

        If we terminate the employment of Messrs. Wolf, Warshauer, or Baumann for any reason other than for cause during the three-year period following a change in control, we are obligated to:

  •
  pay them severance in an amount equal to the greater of (i) one and one-half times the sum of the executive's current annual base salary plus the amount of any bonus paid to the executive in the preceding 12 months, or (ii) the annual base salary and annual bonus through the end of the then-current employment period; and

  •
  continue to provide the executive with certain other benefits for a certain period of time.

        If any of these executives terminates his employment voluntarily following a change in control, he shall not be entitled to severance unless he has good reason. Mr. Sacks' employment agreement does not contain any change in control provision.

        Pursuant to the terms of Mr. Baumann's employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann which will provide an annual cash benefit to Mr. Baumann of at least $100,000 per year for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. If Mr. Baumann's employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann's death or his attainment of age 65.

        On November 6, 2001, Mr. Baumann received a housing differential loan of $200,000 bearing interest at the applicable federal mid-term rate under section 1274(d) of the Internal Revenue Code of 1986, as amended, with a term of four years. Commencing on May 1, 2002 and ending on May 1, 2005, one fourth of the principal balance and the accrued interest due thereon is forgiven by us and treated as additional compensation to Mr. Baumann in the year of such forgiveness. Mr. Baumann is responsible for the tax consequences of such forgiveness.

        Pursuant to the terms of Mr. Wolf's employment agreement, starting January 1, 2004 we have agreed to pay $62,000 in premiums annually on certain insurance policies or other investment vehicles owned by Mr. Wolf. Our obligations under the policies shall continue until the earlier of 2014 or Mr. Wolf's death; provided, however, that if we terminate Mr. Wolf's employment for cause or he terminates his employment without good reason, in either instance at any time prior to June 30, 2007, we shall have no further obligation to pay the premiums on such policies or other investment vehicles.

        Pursuant to the terms of Mr. Sacks' employment agreement, we have established a "Supplemental Pension Plan" that provides Mr. Sacks with a monthly retirement benefit of $4,167 for a period of 20 years upon his retirement at any time on or after he attains age 65. If Mr. Sacks dies after the commencement of the payments but prior to receiving all of the payments, the remainder of the payments shall be paid to his beneficiary. If Mr. Sacks dies while he is employed by us, the Supplemental Pension Plan provides that we will pay his beneficiary an aggregate amount of $416,890, payable in equal monthly installments over a period of 60 months. If Mr. Sacks' employment is terminated (other than as a result of his death) prior to his attainment of age 65, our obligation to pay the supplemental retirement benefit shall cease; provided, however, that we shall be obligated to transfer certain insurance policies to Mr. Sacks or to pay him all or a portion of the cash surrender value of such policies. The obligation to transfer the policies or any cash surrender value shall not apply if Mr. Sacks' employment is terminated for cause. In the event Mr. Sacks' employment is terminated as a result of his disability, we shall be obligated to continue the payment of the insurance premiums on the policies for a period of 12 months. At the end of such 12 month period, the policies will be transferred to Mr. Sacks.

        In compliance with Commission rules promulgated in 2003, we have implemented a policy prohibiting any additional loans to our executive officers.

John V. Holten Employment Agreement

        We have an employment agreement with John V. Holten to serve as Chairman of the Board of Directors and to be elected to, and serve as a member of, the Compensation and Nominating & Corporate Governance Committees, if such membership is permitted under applicable Nasdaq rules. Mr. Holten will receive a base salary of not less than $400,000 and an annual bonus and equity awards determined, if he directly or indirectly owns a majority of our outstanding equity interests, by the audit committee, or otherwise, by the compensation committee. The total expense of his salary, bonus, equity awards, automobile allowance, personal secretarial assistance and use of an executive office and all other compensation, benefits and perquisites for 2004 was $325,000, and for 2005 shall be $700,000.

        The employment agreement began in May 2004 and will run through May 2009. The term of employment shall be renewed automatically for successive four year periods after the expiration of the initial five-year term, unless we provide Mr. Holten, or Mr. Holten provides us, with a written notice to the contrary at least one year prior to the end of the initial term or any four year renewal period. Any notice of non-renewal by us shall not be valid unless accompanied by a resolution duly adopted by not less than 3/4 of all of the disinterested members of the Board (or as otherwise required by applicable law, regulations or rules).

        If Mr. Holten's employment is terminated without cause, or he voluntarily terminates his employment for good reason, both as defined in his employment agreement, or we choose not to renew his employment term, he will be entitled to (i) in the event of termination without cause or for good reason, continue to receive through what would have been the last day of the employment term, plus for two years thereafter, the base salary and annual incentive bonus, as if no termination had occurred; or, in the event of non-renewal, the base salary and annual bonus for two years thereafter; (ii) medical insurance continuation coverage for the period during which base salary is being paid under clause (i) above; (iii) receive reimbursement for reasonable expenses for maintaining an executive office and secretarial assistance for five years from termination of employment; (iv) payment of unpaid base salary through the termination date; and (v) accrued but unused vacation days and any unpaid bonuses, and reimbursement for any unreimbursed expenses incurred, through the date of termination, and all other payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant. Mr. Holten also agrees that, if his employment terminates at any time, that he will be subject to a two-year non-competition agreement for which he will receive up to $200,000 in continuation payments for the two year period; provided, however, any severance payments described above will be reduced by such continuation payments. In the event Mr. Holten breaches the non-competition restrictions of the employment agreement at any time during the two-year period following the date of termination, our obligation to make any continuation payments shall immediately cease.

        If Mr. Holten's employment terminates due to death or disability, he or his estate, as the case may be, will receive: (i) payment of unpaid base salary through the termination date and the base salary for the then-remaining employment term; (ii) a pro-rata portion of the annual bonus amount for the year in which such termination occurs; and (iii) any benefits mandated under COBRA (the costs of which will be paid for by us); and (iv) the benefits under clause (v) of the preceding paragraph. If Mr. Holten's employment is terminated for cause, if Mr. Holten terminates his employment without good reason, or if he fails to renew his employment term, he is entitled to the payment of his base salary through his final day of active employment, continuation payments (which shall be $50,000 if he is terminated for cause) during the two-year non-competition period, plus any accrued but unused vacation pay, to be paid within 30 days following the termination. If any payments to Mr. Holten upon a change of control are subject to excise tax under Section 4999 of the Internal Revenue Code, we will make an additional tax equalization payment on his behalf to gross up those excise and other resulting taxes.

Gunnar Klintberg Consulting Agreement

        We entered into a consulting agreement with Gunnar Klintberg, a vice president and member of our Board of Directors, pursuant to which Mr. Klintberg will undertake, at our direction, the promotion and development of new parking operations and the consummation of contracts to operate parking facilities primarily in the New York City metropolitan area. The initial term of Mr. Klintberg's agreement is for one year, renewable year to year unless terminated by either party on 60 days' notice. The initial term of the consulting agreement is scheduled to terminate on March 31, 2005. Mr. Klintberg is entitled to receive 20% of the net profit of any new parking location he is responsible for bringing to us and which results in the consummation of a final executed contract. Mr. Klintberg is also entitled to reimbursement of reasonable business expenses incurred in connection with the performance of his consulting services upon our advance approval. We anticipate entering into a new contract with Mr. Klintberg in the second quarter of 2005.

CERTAIN TRANSACTIONS

        The following list is a summary of transactions during 2004 between the Company and its executive officers, directors, nominees, principal stockholders and other related parties involving amounts in excess of $60,000. Any new related party transactions will be reviewed by our Audit Committee.

Minority Stockholder Redemption

        Pursuant to a stock purchase agreement among us, our former minority stockholders, Steamboat Industries LLC and John V. Holten, we repurchased 100% of the minority stockholders' shares of common stock with proceeds from our initial public offering in the amount of $6.3 million plus notes that bear interest at 5.0% per year in the aggregate amount of $5.0 million. Interest on the notes is payable quarterly, but if interest is not paid on any payment date, the principal amount of the notes will be increased by an amount equal to 11.75% per annum. Steamboat Industries LLC has assumed our obligations under these notes, and we have been released from these obligations without recourse to us, which has been reflected as additional paid-in capital in our financial statements. Also under the stock purchase agreement, we paid Myron C. Warshauer, our former CEO and currently our vice chairman emeritus, $300,000 in consideration for canceling a stock option agreement. We also agreed to amend certain provisions of Mr. Warshauer's employment agreement and our consulting agreement with Shoreline Enterprises, LLC.

Management Contracts and Related Arrangements with Affiliates

        We have management contracts to operate two surface parking lots in Chicago. Steven A. Warshauer and Michael K. Wolf own membership interests in a limited liability company that is a member of the limited liability companies that own those lots. We received a total of $39,847 in 2004 under the applicable management contracts.

        We entered into a management agreement with D&E Parking, Inc., a company in which two of our officers have an interest, Edward E. Simmons and David Stark. In consideration of the services to be provided by D&E, we paid D&E an annual base fee of $364,000 in 2004. On December 31, 2000, we entered into an agreement to sell, at fair market value, certain contract assets to D&E Parking, Inc. We continue to operate the parking facilities and receive management fees and reimbursement for support services in connection with the operation of the parking facilities. We received a total of $71,900 in 2004 under this arrangement.

        We entered into a management agreement dated as of September 19, 2000, with Circle Line Sightseeing Yachts, Inc. to manage and operate certain parking facilities located along the Hudson River and Piers located in New York City and under the control of Circle Line. Circle Line is approximately 41.25% indirectly owned by John V. Holten's immediate family. Mr. Holten was previously a director of New York Cruise Lines, Inc., which owned all of the outstanding stock of Circle Line, from 1990 to February 2005. We received a total of $71,400 in 2004 under this arrangement. Additionally, Circle Line has the right to require us to temporarily advance to Circle Line on or before each December 31st and April 1st the anticipated net profit in increments of $100,000 each. We made an advance of $100,000 in 2004 and a total of $100,000 remains outstanding.

Agreements Related to Myron C. Warshauer

        Myron C. Warshauer was our chief executive officer until October 15, 2001, and affiliates of Mr. Warshauer owned in excess of five percent of our common stock until June 2004. We are party to an employment agreement with Mr. Warshauer dated as of March 30, 1998, as amended on July 7, 2003 and May 10, 2004. Pursuant to this agreement, Mr. Warshauer received salary payments and benefits valued at $418,399 in 2004. This agreement restricts Mr. Warshauer from competing with us. In addition, we entered into a consulting agreement with Shoreline Enterprises, LLC, an affiliate of

Myron C. Warshauer, dated October 16, 2001, as amended on May 10, 2004. Pursuant to this agreement, Mr. Warshauer has the title of our vice chairman emeritus. We paid Shoreline $156,698 in 2004 under this arrangement. Both of these agreements terminate on Mr. Warshauer's 75th birthday and permit Mr. Warshauer to provide us with consulting services to the extent and manner as he determines.

Matters Relating to Holberg Industries, Inc.

        For the year ended December 31, 2001, we recorded a $4.8 million bad debt provision related to the insurance collateral deposited with, and advances to, Holberg Industries, Inc., an affiliate of John V. Holten, because of uncertainty regarding the ability of Holberg Industries, Inc. to repay such amounts. These amounts had previously been reclassified from a long-term asset to stockholders' deficit. In connection with our initial public offering in June 2004, we canceled these amounts. This cancellation did not have an impact on our financial statements.

Matters Relating to AP Holdings, Inc.

        In 2004 we paid a management fee of $1.5 million to AP Holdings, Inc., an affiliate of John V. Holten. We also reimbursed AP Holdings, Inc. for certain expenses totaling $100,000, which were incurred by it on our behalf. The obligation to pay management fees was terminated at the closing of our initial public offering in June 2004.

        For the year ended December 31, 2001, we recorded an $8.1 million bad debt provision related to amounts due from AP Holdings, Inc. because of uncertainty regarding the ability of AP Holdings, Inc. to repay such amounts. These amounts had previously been reclassified from a long-term asset to stockholders' deficit. In connection with our initial public offering, we canceled these amounts. This cancellation did not have an impact on our financial statements.

Exchange Agreement

        In connection with our initial public offering, we entered into an exchange agreement with Steamboat Industries LLC, a New York limited liability company, pursuant to which Steamboat Industries LLC exchanged a portion of our Series C preferred stock for 5,789,498.7 shares of our common stock. Steamboat Industries LLC, together with its wholly owned subsidiary, Steamboat Industries N.V., own a majority of our common stock and are affiliates of John V. Holten.

Registration Rights Agreement

        Contemporaneously with the execution of the exchange agreement with Steamboat Industries LLC, we entered into a registration rights agreement with Steamboat Industries LLC. Steamboat Industries LLC may transfer its rights under this agreement to one or more subsequent holders of our common stock. Pursuant to the registration rights agreement, holders of our common stock issued in the exchange of the Series C preferred stock will be entitled to demand up to four registrations of their shares of our common stock. If Steamboat Industries LLC or one of its transferees makes such a demand, all holders of registration rights would be entitled to include their shares in such registration. In addition, in most circumstances when we propose (other than pursuant to a demand registration mentioned above) to register any of our equity securities under the Securities Act, the stockholders that are party to the registration rights agreement will have the opportunity to register their shares of common stock on such registration statement (subject to cut-backs required by any underwriter).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

        To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2004, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were met in a timely manner, except in the following instances: Gunnar E. Klintberg and Karen M. Garrison, each of whom serve as a director, each filed a late Form 4 reporting one transaction; the late filing of a Form 3 by each of AP Holdings, Inc., The JVH Descendants' 2001 Trust, The JVH Descendants' 2004 Trust, Steamboat Industries N.V., and Steamboat Industries LLC; and the late filing of a Form 4 by each of AP Holdings, Inc., The JVH Descendants' 2001 Trust and Steamboat Industries LLC.

STOCK PERFORMANCE GRAPH

        The performance graph below shows the cumulative total stockholder return of our common stock for the period starting on May 27, 2004, which was the initial trading date of the common stock, to December 31, 2004. This performance is compared with the cumulative total returns over the same period of the Standard & Poor's 500 Index and the Standard & Poor's SmallCap 600 Diversified Commercial Services Index, which includes our two direct competitors, Central Parking Corporation and ABM Industries Incorporated. The graph assumes that on May 27, 2004, $100 was invested in our common stock and $100 was invested in each of the other two indices, and assumes reinvestment of dividends. The stock performance shown in the graph represents past performance and should not be considered an indication of future performance.

	5/27/04	5/31/04	6/30/04	7/31/04	8/31/04	9/30/04	10/31/04	11/30/04	12/31/04
Standard Parking Corporation	100.00	104.41	106.07	105.57	108.57	109.73	107.24	132.78	127.62
S&P 500 Index	100.00	99.95	101.89	98.52	98.92	99.99	101.52	105.62	109.22
S&P SmallCap 600 Diversified Commercial Services	100.00	99.71	104.37	97.51	98.48	98.90	100.21	105.42	109.35

        The graph is based on the $12.02 opening price of our common stock on May 27, 2004, the first day that our common stock was publicly traded. The initial price of our common stock to the public was $11.50 per share on May 27, 2004 and the closing price on that date was $12.50 per share.

BENEFICIAL OWNERSHIP OF MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 4, 2005, by:

  •
  each of the individuals listed on the "Summary Compensation Table" above;

  •
  each of our directors; and

  •
  all current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 4, 2005, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

        Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

        Percentage of ownership is based on 10,478,003 shares of common stock outstanding on March 4, 2005, and is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned		Shares Issuable Pursuant to Options Exercisable Within 60 days of March 4, 2005		Percent Beneficially Owned (%)
John V. Holten(1)	5,406,192		—		51.6
James A. Wilhelm	2,300		79,457.1		*
Michael K. Wolf	1,500		31,782.8		*
Steven A. Warshauer	8,695		31,782.8		*
G. Marc Baumann	2,000		31,782.8		*
Robert N. Sacks	850		31,782.8		*
Gunnar E. Klintberg.	6,000		—		*
Charles L. Biggs	4,761		—		*
Karen M. Garrison	8,761		—		*
Leif F. Onarheim	3,761		—		*
A. Petter Østberg	2,050	(2)	158,914.2	(3)	1.5
Robert S. Roath	19,761		—		*
All directors and executive officers as a group (15 persons)	5,466,684.7				50.4

*
Less than 1% of the outstanding shares of common stock.

(1)
Mr. Holten is the sole trustee of The JVH Descendants' 2004 Trust, a New York trust for the benefit of his descendants (the "2004 Trust"). The 2004 Trust is the owner of 100% of the membership units of Steamboat Industries LLC, a New York limited liability company ("SIL"), which is the owner of 100% of the common stock of Steamboat Industries N.V., a Netherlands

  Antilles company ("SINV"). Mr. Holten is the sole trustee of the JVH Descendants' 2001 Trust, a Connecticut trust for the benefit of his descendants (the "2001 Trust"). The 2001 Trust is the owner of 100% of the common stock of Steamboat Holdings, Inc., a Delaware corporation ("SHI"), which is the owner of 100% of the common stock of AP Holdings, Inc., a Delaware corporation ("APH"). Includes 1,506,165.7 shares of common stock beneficially owned by SIL (and not held by SINV), 3,900,000 shares of common stock directly owned by SINV and 26.3 shares held by APH. Mr. Holten disclaims beneficial ownership of the shares held by SIL, SINV and APH. Includes 150,000 shares of common stock subject to pre-paid variable share forward contracts with an unaffiliated securities brokerage firm over which SIL retains voting power until June 23, 2008, December 23, 2008 and June 23, 2009, the respective settlement dates of such contracts. John V. Holten, in his capacity as sole trustee of the 2004 Trust, sole manager of SIL and sole managing director of SINV, and in his capacity as sole trustee of the 2001 Trust, chairman and chief executive officer of SHI and chairman and chief executive officer of APH, has sole voting power over all the shares of common stock owned by SIL, SINV and APH. All of the common stock directly owned by SINV and a total of 1,021,097 shares of common stock directly owned by SIL (plus the 150,000 shares subject to pre-paid variable share forward contracts) are subject to pledges to other persons, including one pledge of 3,478,260.87 shares of the common stock directly owned by SINV to a financial institution. In the event that some or all of such pledges are foreclosed upon following default of the obligations secured thereby, Mr. Holten may no longer control a majority of the voting power of the Company. Does not include five shares of 18% Senior Redeemable Series D preferred stock. Mr. Holten disclaims beneficial ownership of the five shares of 18% Senior Redeemable Series D preferred stock owned by APH. The address of The JVH Descendants' 2004 Trust, Steamboat Industries LLC, Steamboat Industries N.V., The JVH Descendants' 2001 Trust, Steamboat Holdings, Inc. and AP Holdings, Inc. and the business address of Mr. Holten is 545 Steamboat Road, Greenwich, Connecticut 06830.

(2)
Includes 350 shares held by Mr. Østberg's wife. Mr. Østberg disclaims beneficial ownership of the shares held by his wife.

(3)
Comprised of options to purchase 105,942.8 shares of common stock held by Mr. Østberg and options to purchase 52,971.4 shares of common stock that are owned by the Østberg Family Trust. Mr. Østberg disclaims beneficial ownership of the shares held by this trust.

Change in Control

        All of our common stock directly owned by SINV and a total of 1,021,097 shares of common stock directly owned by SIL (plus the 150,000 shares subject to pre-paid variable share forward contracts) are subject to pledges to other persons, including one pledge of 3,478,260.87 shares of common stock directly owned by SINV to a financial institution. In the event that some or all of such pledges are foreclosed upon following default of the obligations secured thereby, John V. Holten may no longer control a majority of the voting power of the Company.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF ANY
CLASS OF VOTING SECURITIES

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 4, 2005, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned
John V. Holten and The JVH Descendants' 2004 Trust 545 Steamboat Road Greenwich, CT 06830	5,406,192	(1)	51.6%
Delaware Management Holdings 2005 Market Street Philadelphia, PA 19103	1,162,300	(2)	11.1%
Schroder Investment Management North America Inc. 875 Third Avenue, 22nd Floor New York, NY 10022	721,900	(3)	6.9%

(1)
Mr. Holten is the sole trustee of The JVH Descendants' 2004 Trust, a New York trust for the benefit of his descendants (the "2004 Trust"). The 2004 Trust is the owner of 100% of the membership units of Steamboat Industries LLC, a New York limited liability company ("SIL"), which is the owner of 100% of the common stock of Steamboat Industries N.V., a Netherlands Antilles company ("SINV"). Mr. Holten is the sole trustee of the JVH Descendants' 2001 Trust, a Connecticut trust for the benefit of his descendants (the "2001 Trust"). The 2001 Trust is the owner of 100% of the common stock of Steamboat Holdings, Inc., a Delaware corporation ("SHI"), which is the owner of 100% of the common stock of AP Holdings, Inc., a Delaware corporation ("APH"). Includes 1,506,165.7 shares of common stock beneficially owned by SIL (and not held by SINV), 3,900,000 shares of common stock directly owned by SINV and 26.3 shares held by APH. Mr. Holten disclaims beneficial ownership of the shares held by SIL, SINV and APH. Includes 150,000 shares of common stock subject to pre-paid variable share forward contracts with an unaffiliated securities brokerage firm over which SIL retains voting power until June 23, 2008, December 23, 2008 and June 23, 2009, the respective settlement dates of such contracts. John V. Holten, in his capacity as sole trustee of the 2004 Trust, sole manager of SIL and sole managing director of SINV, and in his capacity as sole trustee of the 2001 Trust, chairman and chief executive officer of SHI and chairman and chief executive officer of APH, has sole voting power over all the shares of common stock owned by SIL, SINV and APH. All of the common stock directly owned by SINV and a total of 1,021,097 shares of common stock directly owned by SIL (plus the 150,000 shares subject to pre-paid variable share forward contracts) are subject to pledges to other persons, including one pledge of 3,478,260.87 shares of the common stock directly owned by SINV to a financial institution. In the event that some or all of such pledges are foreclosed upon following default of the obligations secured thereby, Mr. Holten may no longer control a majority of the voting power of the Company. Does not include five shares of 18% Senior Redeemable Series D preferred stock. Mr. Holten disclaims beneficial ownership of the five shares of 18% Senior Redeemable Series D preferred stock owned by APH.

(2)
Based solely on information obtained from a Schedule 13G filed by Delaware Management Holdings with the SEC on or about November 10, 2004. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in DMH's Schedule 13G.

(3)
Based solely on information obtained from a Schedule 13G filed by Schroder Investment Management North America Inc. with the SEC on or about February 14, 2005. The foregoing information has been included solely in reliance upon, and without independent investigation of the disclosures contained in Schroder's Schedule 13G.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

        In order for a shareowner proposal to be considered for inclusion in our proxy statement for the 2006 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at our offices no later than the close of business on November 15, 2005. Proposals submitted thereafter will be opposed as not timely filed.

        If a stockholder intends to present a proposal for consideration at the 2006 Annual Meeting outside the processes of SEC Rule 14a-8, we must receive notice of such proposal not earlier than December 25, 2005 and not later than January 26, 2006. Otherwise the proposal will be considered untimely. In addition, our proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

        Any stockholder who wishes to submit a stockholder proposal should send it to the General Counsel and Secretary, Standard Parking Corporation, 900 N. Michigan Ave, Suite 1600, Chicago Illinois 60611.

INCORPORATION BY REFERENCE

        To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this proxy statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), "Report of the Compensation Committee on Executive Compensation," "Report of the Nominating & Corporate Governance Committee" and "Performance Graph" will not be deemed incorporated, unless specifically provided otherwise in that other filing.

April 1, 2005

Exhibit A

STANDARD PARKING CORPORATION
Audit Committee Charter

  Organization

        The Board of Directors (the "Board") shall appoint annually an audit committee (the "Audit Committee") and a chairperson thereof.

        The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of The NASDAQ Stock Market, Inc. ("NASDAQ") and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. Director's fees are the only compensation that an Audit Committee member may receive from the Company.

        The Audit Committee shall serve at the pleasure of the Board and the Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies on the Audit Committee, subject to the independence, experience and financial expertise requirements referred to above. The composition of the Audit Committee shall at all times conform to applicable regulations promulgated by the Securities and Exchange Commission (the "SEC") and the applicable requirements of NASDAQ.

        Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Audit Committee shall fix its own rules of procedure.

  Purpose

        The Audit Committee shall:

  •
  be directly responsible for the appointment, compensation and oversight over the work of the Company's public accountants;

  •
  oversee the accounting and financial reporting processes of the Company and the audit of the financial statements of the Company; and

  •
  prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

Committee Authority and Responsibilities

        The Audit Committee shall have the sole authority to appoint or replace the public accountants (subject, if applicable, to shareholder ratification) and to determine the funding for the public accountants. The Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the public accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee.

        In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Audit Committee.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and determine funding for special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Audit Committee shall meet in separate executive sessions at least twice annually.

        The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

        The Audit Committee shall review all related party transactions for potential conflict of interest situations, and all such related party transactions must be approved by the Audit Committee. "Related party transactions" shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404. The Committee shall review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets.

        The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval and shall annually review the Audit Committee's own performance.

        In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility:

        Review and discuss with management and the public accountants the Company's annual audited financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

        Review and discuss with management and the public accountants the Company's quarterly financial statements, including disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, prior to the filing of its Form 10-Q, including the results of the registered public accountants' reviews of the quarterly financial statements to the extent applicable.

  •
  Obtain and review a formal written statement from the public accountants delineating all relationships between the public accountants and the Company, consistent with Independence Standards Board Standard 1. Discuss with the public accountants any disclosed relationships or services that may impact the objectivity and independence of the public accountants and take, or recommend that the Board take, appropriate action to oversee the independence of the public accountants.

  •
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

  •
  Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002.

  •
  Recommend to the Board policies for the Company's hiring of employees or former employees of the public accountants who were engaged on the Company's account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company's audit as an employee of the public accountants during the preceding one-year period).

  •
  Discuss with the public accountants any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement.

  •
  Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants but were passed (as immaterial or otherwise).

  •
  Discuss with the public accountants the internal audit department and its audit plan, responsibilities, budget and staffing. Such discussion shall take place without the presence of members of the internal audit department unless the Committee requests the presence of members of the internal audit department at such discussions.

  •
  Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  •
  Review disclosures made by the Company's principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company's disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

  •
  Review any reports of the registered public accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the registered public accountants any information with respect to illegal acts in accordance with Section 10A.

  •
  Ensure that the Company maintains an internal audit function.

  Limitations of Audit Committee's Roles

        While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the registered public accountants.

        Adopted by the Board the 2nd day of June, 2004.

Please detach here

The Board of Directors Recommends a Vote FOR Each of the Following:

1.    Election of eight directors to serve until the 2006 annual meeting of Standard Parking stockholders, and until the respective successor of each is duly elected and qualified.

01 Charles L. Biggs	02 Karen M. Garrison	☐	Vote FOR	☐	Vote WITHHELD
03 John V. Holten	04 Gunnar E. Klintberg		all nominees		from all nominees
05 Leif F. Onarheim	06 A. Petter Ostberg		(except as marked)
07 Robert S. Roath	08 James A. Wilhelm
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.    To appoint Ernst & Young LLP as independent auditors for fiscal 2005.         ☐    For         ☐    Against         ☐    Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

STANDARD PARKING CORPORATION

900 NORTH MICHIGAN AVENUE, SUITE 1600
CHICAGO, ILLINOIS 60611

proxy

Proxy solicited on behalf of the Board of Directors of the Company for the Annual Meeting on April 27, 2005.

        The undersigned hereby constitutes and appoints James A. Wilhelm – President and Chief Executive Officer and Robert N. Sacks – Executive Vice President, General Counsel and Secretary or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at The Whitehall Hotel, 105 East Delaware Place, Chicago, IL, on April 27, 2005, at 4:00 p.m. local time, and at any adjournments thereof, on all matters coming before said meeting.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, both dated April 1, 2005 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the board of directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card. Action taken pursuant to this proxy card will be effective as to all shares that you own.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR item 1 and FOR item 2. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.	STANDARD PARKING CORPORATION c/o Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873	I plan to attend the Annual Meeting.	☐
(Continued and to be dated and signed on the reverse side.)

See reverse for voting instructions.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
ABOUT THE ANNUAL MEETING
PROPOSAL NO. 1: ELECTION OF DIRECTORS
BOARD AND CORPORATE GOVERNANCE MATTERS
REPORTS OF THE COMMITTEES OF THE BOARD
PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT AUDITORS
INDEPENDENT AUDITORS' FEES AND OTHER MATTERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Option Grants In Last Fiscal Year
Fiscal Year-End Option Values
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCK PERFORMANCE GRAPH
BENEFICIAL OWNERSHIP OF MANAGEMENT
BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF ANY CLASS OF VOTING SECURITIES
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
INCORPORATION BY REFERENCE
STANDARD PARKING CORPORATION Audit Committee Charter